Exhibit 99.1
DYNAMICS RESEARCH CORPORATION
REPORTS PRELIMINARY UNAUDITED FOURTH QUARTER
AND FULL YEAR 2005 RESULTS
Annual Revenue Up 9%, Operating Margin Up 12%, Debt Down 64%
Andover, Mass.—February 22, 2006—Dynamics Research Corporation (Nasdaq: DRCO), a provider of innovative engineering, technical and information technology services and solutions to federal and state governments today announced operating results for the fourth quarter and full year ended December 31, 2005.
Financial Results
Preliminary unaudited revenue for the fourth quarter of 2005 was $71.6 million compared with $78.2 million for the same period a year ago. Preliminary unaudited revenue for the full year ended December 31, 2005 was $300.4 million, up $24.7 million or 9%, from $275.7 million for the same period in 2004. The growth in 2005 resulted principally from an acquisition completed in September 2004.
Operating income for the fourth quarter of 2005 was $6.0 million, or 8.4% of revenue, compared with $5.6 million, or 7.1% of revenue, for the fourth quarter a year ago. For the full year ended December 31, 2005 operating income was $21.3 million, or 7.1% of revenue, compared with $17.5 million, or 6.4% of revenue for the full year 2004.
Preliminary unaudited net income was $2.9 million, or $0.31 per diluted share, for the quarter ended December 31, 2005, unchanged from $2.9 million, or $0.31 per diluted share, for the fourth quarter of 2004. For the year ended December 31, 2005 preliminary unaudited net income was $11.4 million, or $1.24 per diluted share, including $0.13 attributable to the sale of stock in the second quarter ended June 30, 2005, compared with $9.4 million, or $1.03 per diluted share, for the year ended December 31, 2004.
Business Highlights
“I am please to report record revenues, record earnings and a significantly reduced level of debt at the end of 2005. Services revenue for full year increased by 9.3% in 2005 from 2004. Our annual operating margin of 7.1%, was at a record level, up nearly 12% over the 2004 operating margin, and we reduced our funded debt by $44 million resulting in a debt to capital ratio of 26%,” said James P. Regan, DRC president, chairman and chief executive officer.
“We ended the quarter with funded backlog of $145 million, or 6 months, which is consistent with historical levels. Funded bookings of $77 million for the quarter and our book to bill ratio was 1.07. Business development indicators remain strong. First year revenue awaiting award for new and follow on business was $150 million at the end of the year with well over a third of that amount in new business and we are consistently winning in excess of 35% of new business opportunities.
“Throughout 2005 we focused our efforts on two key strategic objectives – profitable growth and operational efficiency. We continued to invest in business development activities developing new key partnership roles in a number of our customer’s highest priority programs laying the foundation for 2006 and beyond.

“While 2006 will not be without challenges, the successes of the past year continue the progress being made in DRC’s transformation. In 2006 we will sharpen our focus on growth and continued margin improvement. We will concentrate on satisfying our customers while growing our business at both the top and bottom lines. I am confident DRC has the strategies, the business systems and processes, and the customer relationships and contract awards in place for a successful 2006,” Regan added.
Company Guidance
The company estimates revenues in the range of $290 to $305 million and earnings per diluted share in the range of $1.06 to $1.14 for 2006. For the first quarter of the year the company expects to book revenues in the range of $69 to $71 million and report earnings per diluted share of $0.21 to $0.23. Earnings guidance for 2006 periods includes FAS123R stock compensation expense which is estimated to be in the range of $0.06 to $0.08 for the full year. FAS123R stock compensation expense for 2005, which was not included in preliminary unaudited reported earnings was $0.08 for the year and $0.03 for the first quarter.
The company will conduct a conference call tomorrow, February 23, 2006 at 8:30 a.m. ET to discuss its 2005 results and 2006 outlook in more detail. The call will be available via telephone at (800) 311-0799, and accessible via Web cast at www.drc.com. A replay of the call will be available on the company’s Web site at www.drc.com and by telephone at 888/203-1112, passcode #3924085, beginning at 10:30 a.m. ET, February 23, 2006 through 11:59 p.m. March 2, 2006.
About Dynamics Research Corporation
Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit the website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	Elise Caffrey, Vice President & Treasurer
(978) 289-1545

ATTACHMENT I.
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three months ended
	December 31,
	2005	2004

Contract revenue	$69,950	$76,273
Product sales	1,647	1,964

Total revenue	71,597	78,237

Cost of contract revenue	57,639	63,492
Cost of product sales	1,264	1,440
Selling, engineering and administrative expenses	5,889	6,741
Amortization of intangible assets	760	989

Total operating costs and expenses	65,552	72,662

Operating income	6,045	5,575

Interest expense, net	(1,174)	(1,092)
Other income (expense), net	55	(125)

Income before provision for income taxes	4,926	4,358

Provision for income taxes	1,994	1,496

Net income	$2,932	$2,862

NET INCOME PER COMMON AND EQUIVALENT SHARE

Basic	$0.33	$0.33
Diluted	$0.31	$0.31

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,954,488	8,601,489
Dilutive effect of options	423,060	557,735

Weighted average shares outstanding — diluted	9,377,548	9,159,224

ATTACHMENT II.
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS

(in thousands, except share and per share data)

	Year ended
	December 31,
	2005	2004
	(unaudited)	(audited)

Contract revenue	$293,662	$268,634
Product sales	6,778	7,072

Total revenue	300,440	275,706

Cost of contract revenue	245,566	227,509
Cost of product sales	5,212	5,214
Selling, engineering and administrative expenses	25,318	23,152
Amortization of intangible assets	3,039	2,324

Total operating costs and expenses	279,135	258,199

Operating income	21,305	17,507

Interest expense, net	(4,367)	(2,225)
Other income	2,276	360

Income before provision for income taxes	19,214	15,642

Provision for income taxes	7,781	6,269

Net income	$11,433	$9,373

NET INCOME PER COMMON AND EQUIVALENT SHARE

Basic	$1.30	$1.10
Diluted	$1.24	$1.03

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,809,644	8,499,013
Dilutive effect of options	443,878	574,035

Weighted average shares outstanding — diluted	9,253,522	9,073,048

ATTACHMENT III.
DYNAMICS RESEARCH CORPORATION
CONDENSED BALANCE SHEETS

(in thousands)

	December 31,
	2005	2004
	(unaudited)	(audited)

Assets
Cash and cash equivalents	$1,020	$925
Accounts receivable, net	32,894	45,978
Unbilled expenditures and fees on contracts in process	60,210	48,119
Prepaid expenses and other current assets	1,483	5,668

Total current assets	95,607	100,690

Property, plant and equipment, net	12,252	22,139
Goodwill	63,055	63,055
Intangible assets, net	8,480	11,519
Deferred income tax asset	3,916	—
Unbilled expenditures and fees on contracts in process	1,549	2,203
Other noncurrent assets	2,894	5,528

Total assets	$187,753	$205,134

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,170	$8,357
Notes payable and revolver	—	10,000
Accounts payable	25,668	20,550
Accrued payroll and employee benefits	18,761	17,914
Current deferred income taxes	19,825	15,418
Other accrued expenses	6,392	4,447
Current liabilities of discontinued operations	—	422

Total current liabilities	80,816	77,108

Long-term debt	15,242	51,485
Accrued pension liability	5,328	11,336
Deferred income taxes	—	591
Other long-term liabilities	4,991	3,296
Deferred gain on sale and long term commitments	7,189	—

Stockholders’ equity	74,187	61,318

Total liabilities and stockholders’ equity	$187,753	$205,134

ATTACHMENT IV.
DYNAMICS RESEARCH CORPORATION
SUPPLEMENTAL INFORMATION (unaudited)

(dollars in thousands)

	Three Months Ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

Capital expenditures (total company)	$1,198	$1,213	$4,571	$4,544

Depreciation	$896	$976	$3,719	$3,624

Bookings	$76,642	$92,061	$287,581	$282,260

Funded backlog (total company)			$144,571	$165,017

	December 31,
	2005	2004

Employees (total company)	1,822	1,960